Exhibit 99.5

Chiron Real Estate Inc. Enters into Agreements to Acquire $425 Million of SHOP Communities

–Inaugural Senior Housing Investments Marks Milestone in Company Growth Plan–

–Luxury Communities Located in Premium Submarkets Targeting Affluent Residents–

Bethesda, MD - May 6, 2026 - (BUSINESS WIRE) - Chiron Real Estate Inc. (NYSE: XRN) (the “Company” or “Chiron”), today announced that it has entered into purchase agreements relating to the acquisition of three seniors housing communities from affiliates of Silverstone Senior Living (“Silverstone”) for an aggregate purchase price of $425 million. Silverstone will continue to play an active oversight role in the operations of the communities, and Greystone will continue to manage the properties.

“These acquisitions represent Chiron’s initial entry into seniors housing and advance our strategy of investing in high-quality communities in supply-constrained markets,” said Mark Decker, Jr., Chief Executive Officer of Chiron Real Estate Inc. “We believe this is an attractive time to enter the sector given the favorable long-term demand outlook and limited new supply. Each of our acquisition communities are newly constructed and we believe they are well positioned for long-term success given their superior quality and location. We look forward to partnering with Silverstone and Greystone to drive resident experience and operational performance.”

The Landing & The Riviera

On May 1, 2026, the Company entered into purchase agreements to acquire two seniors housing communities in Alexandria, Virginia: The Landing Alexandria (the “Landing”) and The Riviera at Alexandria (the “Riviera”) for an aggregate purchase price of $249 million. Chiron expects to operate each community as a seniors housing operating property (“SHOP”) and to engage an affiliate of Greystone as a third-party manager to manage day-to-day operations. The closings are expected to occur on or about June 1, 2026, subject to customary closing conditions.

The Landing, which opened in April 2022, is a 216,000 square foot, 163-home luxury seniors housing community. Located in the Potomac Yard/National Landing submarket of Alexandria, Virginia (which includes Amazon’s HQ2 and Virginia Tech’s Innovation Campus), the Landing offers independent living (40 homes), assisted living (89 homes) and memory care (34 homes). As of April 30, 2026, the Landing was 90% occupied.

The Riviera, which opened in March 2026, is a 183,000 square foot, 129-home, luxury independent living community located adjacent to the Landing. Of the 129 homes at the Riviera, 66 are one-bedroom homes and 63 are two-bedroom homes. The Riviera contains approximately 24,000 square feet of hospitality-grade amenity space. As of April 30, 2026, the Riviera was approximately 20% leased.

These communities will be operated as a unified campus, driving meaningful cost synergies and a superior resident experience. The aggregate investment in this campus is expected to deliver a double-digit unlevered IRR.

The Pinnacle

On May 6, 2026, the Company entered into a purchase agreement to acquire the Pinnacle North Bethesda (the “Pinnacle”), in Montgomery County, Maryland for a purchase price of approximately $176 million. Chiron also expects to operate the Pinnacle as part of its SHOP portfolio and to engage an affiliate of Greystone as a third-party manager. The closing is expected to occur in October 2026, subject to customary closing conditions and adjustments.

The Pinnacle, which is scheduled to open in October 2026, is a 282,000 square foot, 175-home luxury seniors housing community with ground floor retail. Located in North Bethesda adjacent to Pike & Rose and within the new Pike District, the Pinnacle offers independent living (88 homes), assisted living (59 homes) and memory care (28 homes). As of April 30, 2026, the Pinnacle was approximately 30% preleased.

Updated Investor Presentation

Additional information on the investments and submarkets they serve are located in the 1Q 2026 Investor Presentation, which has been posted to the investor relations section of our website.

About Silverstone

Silverstone Senior Living is a developer and owner of boutique-by-design, destination-style senior living communities, with a hospitality-driven approach focused on resident experience and service. Silverstone develops communities offering independent living, assisted living and memory care in select markets, including Texas, Florida and the Mid-Atlantic region.

About Greystone

Greystone is a senior living services firm with more than 40 years of experience, providing consulting, development and redevelopment, marketing, and community management services for senior living and continuing care retirement communities. Greystone has advised more than 500 organizations across 40+ states and has managed 50+ senior living communities.

About Chiron Real Estate Inc.

Chiron is a real estate investment trust (“REIT”) focused on investing in the future of healthcare. At Chiron we strive to deliver value at the intersection of care, capital and real estate. Additional information about Chiron can be obtained on its website at www.chironre.com.

Forward-Looking Statements

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is the Company’s intent that any such statements be protected by the safe harbor created thereby. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumptions and forecasts of future results. Except for historical information, the statements set forth herein including, but not limited to, the timing and/or successful completion of any acquisitions or the future performance of any such acquisitions, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although the Company believes that the expectations, estimates and assumptions reflected in its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of the Company’s forward-looking statements. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and in our other filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements. The Company does not intend, and undertakes no obligation, to update any forward-looking statement.

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Investor Relations:

Email: Investors@chironre.com

Phone: 202.524.6869

Source: Chiron Real Estate Inc.

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